Exhibit 99.1
JLL Income Property Trust

Acquires Chicago Area Medical Outpatient Facility

Chicago (April 3, 2025) – JLL Income Property Trust, an institutionally managed, daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) with approximately $6.6 billion in portfolio equity and debt investments, announced today the acquisition of Naperville Medical Center, a high quality, newly converted single story medical outpatient building in the Chicago suburb of Naperville, IL for a purchase price of approximately $16.3 million.

Naperville Medical Center totals 39,500 square feet and is 100% occupied by a single tenant, one of the largest nonprofit health systems across the Midwest and Southeastern United States. The lease has a 10 year term with annual rent escalations of 2%. Converted to a medical outpatient facility in 2020, the property provides medical services including general surgery, primary care, physical therapy, cardiology, and more. An affluent suburb of Chicago, Naperville was recently named #1 in Best Cities to Live in America1, with a dense population and both median household incomes and median home values well above their respective national averages. The Chicago market, with a population of 9 million, is also the 3rd largest medical outpatient market behind New York and Los Angeles. The property is conveniently located between a historically retail-centric area and a dense, high-income residential area of this submarket, with access to multiple heavily traveled thoroughfares.

“Naperville Medical Center is located in an affluent region of a thriving medical outpatient submarket, making it an extremely attractive investment for us,” said Allan Swaringen, President and CEO of JLL Income Property Trust. “With strong fundamentals and growing demand in the healthcare sector due to an aging population, this opportunity aligns perfectly with our strategy of acquiring high-quality medical outpatient properties in target markets. After our recent dispositions in the fourth quarter of 2024 and a $100 million investment by our sponsor JLL, we have significant dry powder to make new investments at attractive returns. We are well positioned to take advantage of more opportunities like this one in 2025. As market pricing adjusts following the aftermath of recent Fed interest rate cuts, we are optimistic that the real estate market is entering the dawn of a new cycle.”

Healthcare real estate is one of JLL Income Property Trust’s high conviction property sectors. As of February 28, 2025, healthcare investments comprised 10% of the total $6.6 billion portfolio, with $605 million in healthcare assets across 23 properties.

JLL Income Property Trust is an institutionally managed, daily NAV REIT that brings to investors a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

1 https://www.niche.com/places-to-live/naperville-dupage-il/rankings/

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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JLL Income Property Trust, Inc. (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) is a daily NAV REIT that owns and manages a diversified portfolio of high quality, income-producing residential, industrial, grocery-anchored retail, healthcare, office and debt investments throughout the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management | Investing Today. For Tomorrow.
LaSalle Investment Management is one of the world's leading real estate investment managers. On a global basis, LaSalle manages $88.2 billion of assets in private and public real estate equity and debt investments as of Q3 2024. LaSalle's diverse client base includes public and private pension funds, insurance companies, governments, corporations, endowments and private individuals from across the globe. LaSalle sponsors a complete range of investment vehicles, including separate accounts, open- and closed-end funds, public securities and entity-level investments.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results and there can be no assurance that future dividends will be paid.

Contacts:

Alissa Schachter
LaSalle Investment Management
Telephone: +1 312 339 0625
Email: Alissa.schachter@lasalle.com

Doug Allen
Dukas Linden Public Relations
Telephone: +1 646 722 6530
Email: JLLIPT@DLPR.com